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                                 AMENDMENT NO. 1
                                       TO
                                    FORM 8-A

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                         -----------------------------

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(b) OR (g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                                   CIMCO, Inc.
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             (Exact name of registrant as specified in its charter)

               Delaware                                          33-0251163
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(State of incorporation or organization)                      (I.R.S. Employer
                                                             Identification No.)

             265 Briggs Avenue,
          Costa Mesa, California                                 92626
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(Address of principal executive offices)                       (Zip Code)

        Securities to be registered pursuant to Section 12(b) of the Act:

            Title of each class           Name of each exchange on which
            to be so registered           each class is to be registered
            -------------------           ------------------------------
                    None

        If this Form relates to the registration of a class of debt securities and is effective upon filing pursuant to General Instruction A.(c)(1), please check the following box / /

        If this Form relates to the registration of a class of debt securities and is to become effective simultaneously with the effectiveness of a concurrent registration statement under the Securities Act of 1933 pursuant to General Instruction A.(c)(2), please check the following box / /

         Securities to be registered pursuant to Section 12(g) of the Act:

                 Series A Junior Participating Preferred Stock,
                par value $.01 per share (the "Preferred Stock")
                ------------------------------------------------
                                (Title of Class)


                 Preferred Stock Purchase Rights (the "Rights")
                ------------------------------------------------
                                (Title of Class)
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        This Amendment No. 1 amends and supplements the Form 8-A ("Form 8-A")
filed by the Company with the Securities and Exchange Commission on December 16, 1992. Except as otherwise expressly set forth herein, the information set forth in the Form 8-A remains unchanged. Each capitalized term herein not otherwise defined herein shall have the meaning ascribed thereto by the Form 8-A.

ITEM 1.  DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED

        On December 19, 1995, the Company executed Amendment Number One (the "Rights Amendment") to the Stockholder Rights Agreement, dated as of December 5, 1992, as amended (as so amended, the "Company Rights Agreement"), between the Company and First Interstate Bank of California (the "Rights Agent"). The Rights Amendment is being made pursuant to an Agreement and Plan of Merger dated as of December 19, 1995 (the "Merger Agreement"), among Parent, Purchaser and the Company, which provides, among other things, for the amendment of the Company Rights Agreement upon the terms and subject to the conditions of the Merger Agreement, The Merger Agreement relates to a tender offer (the "Offer") made by Hanwest, Inc. ("Purchaser"), a Delaware corporation and a wholly-owned subsidiary of M.A. Hanna Company, a Delaware corporation ("Parent") for all of the Company's Common Stock, par value $.01 per share (the "Common Stock"), including the associated stock purchase rights (the "Rights") issued pursuant to the Company Rights Agreement (collectively, the "Shares") at a price of $10.50 per Share, net to the seller in cash, upon the terms and subject to the conditions set forth in the Offer to Purchase dated December 27, 1995 (the "Offer to Purchase") and the related Letter of Transmittal (which together constitute the "Offer Documents"), and the subsequent merger (the "Merger") of Purchaser with and into the Company, which will continue as the surviving corporation following the Merger.

        The Merger Agreement provides that, as of the execution and delivery of the Merger Agreement, the Company Rights Agreement has been amended to provide that the execution and delivery of the Merger Agreement and the Stockholder Tender Agreement and the consummation of the transactions contemplated thereby will not cause (a) Parent or Purchaser to become an "Acquiring Person" (as such term is defined in the Company Rights Agreement), (b) the "Distribution Date" (as such term is defined in the Company Rights Agreement) to occur, (c) the provisions of Section 13(a) of the Company Rights Agreement to be applicable in respect of capital stock of the Purchaser or the Parent or the capital stock of any affiliate of the Purchaser or the Parent or (d) any adjustment under the provisions of Section 11(a) of the Company Rights Agreement. Accordingly, the Rights Amendment provides that neither Purchaser nor Parent, nor any Affiliate nor any Associate of Purchaser or Parent, shall be deemed an "Acquiring Person;" no "Distribution Date" (as such terms are defined in the Rights Agreement) shall be deemed to have occurred; and Sections 11(a) and 13(a) provisions shall not apply to Purchaser, Parent or their Affiliates or Associates, solely as the result of the approval, execution or delivery of the Merger Agreement or the Stockholder Tender Agreement (as defined in the Merger Agreement) or the consummation of the transactions contemplated by the Merger Agreement or the Stockholder Tender Agreement.

        This summary description of the Rights Amendment does not purport to be complete and is qualified in its entirety by reference to the Exhibits hereto, each of which is incorporated herein by this reference. The Rights Agreement has been filed with the Securities and Exchange Commission as an Exhibit to a Registration Statement on Form 8-A filed December 16, 1992. A copy of the Rights Agreement is available to stockholders from the Company free of charge. The Rights Amendment is described in the Company's Solicitation/Recommendation Statement on Schedule 14D-9 as filed by the Company with the Securities and Exchange Commission on December 27, 1995 (including exhibits, the "Statement") under Item 3.(b) under the heading "RIGHTS AGREEMENT" on pages 12 and 13 of the Statement, which is hereby incorporated by reference. Such information is filed herewith as an Exhibit. The Rights Amendment, which was previously filed as an Exhibit to the Statement, is also incorporated herein by this reference.


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ITEM 2.    EXHIBITS.

        1. Rights Agreement, dated as of December 5, 1992, between the Company and First Interstate Bank of California, as Rights Agent, which includes: (i) as Exhibit A thereto a copy of the Certificate of Designation, Preferences and Rights of Series A Junior Participating Preferred Stock, (ii) as Exhibit B thereto the Form of Rights Certificate, and (iii) Exhibit C thereto the Summary of Rights to Purchase Preferred Stock. (Incorporated by reference to
             Exhibit 1 to the Company's Registration Statement on Form 8-A filed December 16, 1992.)

        2. Amendment Number One to Rights Agreement, dated as of December 19, 1995, between the Company and First Interstate Bank of California, as Rights Agent. (Incorporated by reference to Exhibit (c)(12) to the Company's Solicitation/Recommendation Statement on Schedule 14D-9 as filed by the Company with the Securities and Exchange Commission on December 27, 1995.)

        3. Information under the heading "RIGHTS AGREEMENT" is incorporated by reference to pages 12 and 13 of the Company's
             Solicitation/Recommendation Statement on Schedule 14D-9 as filed by the Company with the Securities and Exchange Commission on December 27, 1995.*

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* The incorporated information is filed herewith.


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                                   SIGNATURE

            Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.


                                                  CIMCO, INC.


DATED:  December 28, 1995       By:   RUSSELL T. GILBERT
                                   --------------------------------------------
                                   Name:  Russell T. Gilbert
                                   Title: President and Chief Executive Officer


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                                 EXHIBIT INDEX

Exhibit No.                 Description
-----------                 -----------

        4.1 Rights Agreement, dated as of December 5, 1992, between the Company and First Interstate Bank of California, as Rights Agent, which includes: (i) as Exhibit A thereto a copy of the Certificate of Designation, Preferences and Rights of Series A Junior Participating Preferred Stock, (ii) as Exhibit B thereto the Form of Rights Certificate, and (iii) Exhibit C thereto the Summary of Rights to Purchase Preferred Stock. (Incorporated by reference to Exhibit 1 to the Company's Registration Statement on Form 8-A filed December 16, 1992.)

        4.2 Amendment Number One to Rights Agreement, dated as of December 19, 1995, between the Company and First Interstate Bank of California, as Rights Agent. (Incorporated by reference to Exhibit (c)(12) to the Company's Solicitation/Recommendation Statement on Schedule 14D-9 as filed by the Company with the Securities and Exchange Commission on December 27, 1995.)

        4.3 Information under the heading "RIGHTS AGREEMENT" is incorporated by reference to pages 12 and 13 of the Company's
               Solicitation/Recommendation Statement on Schedule 14D-9 as filed by the Company with the Securities and Exchange Commission on December 27, 1995.*

--------------------
* The incorporated information is filed herewith.


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